UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 6, 2014

Mellanox Technologies, Ltd.

(Exact name of Registrant as Specified in its Charter)

Israel	001-33299	98-0233400
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Beit Mellanox

Yokneam, Israel 20692

(Address of Principal Executive Offices)

+972-4-909-7200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On June 6, 2013, a complaint was filed in the District Court of Tel Aviv, Israel (the “Israeli Court”) in the matter of Mordechay Turgeman v. Mellanox et. al. (Case No.: 13189-06-13)), in which the plaintiff alleged that the Company’s decision to delist from the Tel Aviv Stock Exchange (“TASE”) constituted a breach of the duty of care of the Company’s board of directors (the “Board”), as well as a breach of the duty of care and the duty of loyalty by the Company’s President and Chief Executive Officer (the “Claim”).   In addition, the plaintiff filed a motion to certify the complaint as a class action.  The Company was served with the complaint on June 16, 2013. On December 22, 2013, the Company and the Board filed their Response to the motion to certify the Claim as a class action (the “Response”).

On January 7, 2014, the plaintiff, with the consent of the Company, filed a request to withdraw the Claim (and related class action claim) against the Company and the Board (the “Withdrawal Petition”) after the plaintiff, in view of the facts and arguments presented in the Response, reached the conclusion that it would be difficult for the plaintiff to prove the Claim and have the complaint approved as a class action. Neither the plaintiff nor its attorneys have received nor will receive any benefit in return for their withdrawal.

On January 8, 2014, the Israeli Court ordered that a notice be published in two newspapers in Israel in which potential class members, the Israeli Attorney-General, the Director of Israeli Courts and the Israeli Securities Authority were notified that any such party has 45 days from the date of the notice to present its position to the Israeli Court objecting to or relating to the Withdrawal Petition.  On January 9, 2014, the Israeli court approved the form of the notice, and the notice was published on Sunday, January 12, 2014.

During the 45 day period, which expired on February 26, 2014, no objection to the Withdrawal Petition was filed with the Israeli Court. As a result, on March 6, 2014, the Israeli Court approved the Withdrawal Petition and dismissed the Claim.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: March 6, 2014	MELLANOX TECHNOLOGIES, LTD.

	By:	/s/ Jacob Shulman
	Name:	Jacob Shulman
	Title:	Chief Financial Officer